EXHIBIT 10.2

Summary of Compensation for
Directors of Peoples Bancorp Inc.

The Compensation Committee believes the combination of cash and equity-based compensation (in the form of common shares) in its director compensation model promotes independent decision-making on the part of directors as the common shares have immediate value, unlike stock options or similar forms of equity-based awards. Effective April 1, 2016, the directors, other than Mr. Sulerzyski, will receive an annual retainer of $44,800 for serving on the Board of Directors of Peoples Bancorp Inc. ("Peoples") and an annual retainer of $11,200 for serving on the Board of Directors of Peoples Bank. In addition, an annual retainer of $20,000 will be paid to the Chairman of the Board of Peoples and an annual retainer of $5,000 will be paid to each of the Chairs of the Audit Committee, the Compensation Committee, the Risk Committee and the Governance and Nominating Committee. All retainers will be paid 40% in Peoples' common shares (with the number of common shares to be received based on the fair market value of Peoples' common shares at the time of payment) and 60% in cash and will be paid in quarterly installments.
Mr. Sulerzyski will receive no compensation as a director of Peoples or Peoples Bank during 2016.
Directors who travel a distance of 50 miles or more to attend a Board or Board committee meeting of Peoples or Peoples Bank receive a $150 travel fee. A single travel fee of $150 is paid for multiple meetings occurring on the same day. Directors who stay overnight to attend a meeting are reimbursed for the actual cost of their overnight accommodations. Directors who travel a distance of 500 miles or more (round trip) to attend a Board or Board committee meeting are reimbursed for the actual cost of reasonable travel expenses including coach class airfare, car rental, and other usual and customary travel expenses in lieu of the $150 fee. Peoples believes these fees and reimbursements are reasonable and partially offset travel expenses incurred by those directors living outside the Marietta, Ohio area, where Board and Board committee meetings are typically held.